                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )

                                  Egghead Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    282330109
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No. 282330109                   13G                      Page 2 of 8 Pages
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    1      NAME OF REPORTING PERSONS

           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                  Morgan Stanley Group Inc.

                  IRS # 13-283-8891
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a) / /
                                                                  (b) / /
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                  The state of organization is Delaware.

   NUMBER OF                           5   SOLE VOTING POWER
    SHARES                                                0
                                      ------------------------------------------
 BENEFICIALLY                          6   SHARED VOTING POWER
   OWNED BY                                       1,577,250
                                      ------------------------------------------
    EACH                               7   SOLE DISPOSITIVE POWER
  REPORTING                                               0
                                      ------------------------------------------
 PERSON WITH                           8   SHARED DISPOSITIVE POWER
                                                  1,763,450
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,763,450

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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                10.03%

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   12      TYPE OF REPORTING PERSON*
                  IA, CO

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No. 282330109                   13G                      Page 3 of 8 Pages
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    1      NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
              Morgan Stanley Asset Management Limited

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
              Organized under the Laws of England

  NUMBER OF                                5    SOLE VOTING POWER
   SHARES                                                      0
                                           -------------------------------------
 BENEFICIALLY                              6    SHARED VOTING POWER
   OWNED BY                                            1,571,050
                                           -------------------------------------
    EACH                                   7    SOLE DISPOSITIVE POWER
  REPORTING                                                    0
                                           -------------------------------------
 PERSON WITH                               8    SHARED DISPOSITIVE POWER
                                                       1,745,250
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       1,745,250

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           9.92%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
              IA, CO

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

------------------------                                       -----------------
CUSIP NO.   282330109                  13G                     PAGE 4 OF 8 PAGES
------------------------                                       -----------------

   Item 1 (a)                     Name  of  Issuer

                                  Egghead Inc.

   Item 1 (b)                     Address of issuer's principal executive
                                  offices

                                  22011 S.E. 51st Street
                                  P.O. Box 7004
                                  Issaquah, WA 98027

   Item 2 (a)                     Name  of  person  filing


                           (a)    Morgan  Stanley  Group  Inc.
                           (b)    Morgan Stanley Asset Management Limited

   Item 2 (b)                     Principal  business  office


                           (a)    1585 Broadway

                                  New York, New York 10036

                           (b)    25 Cabot Square
                                  Canary Wharf
                                  London E14 4QA
                                  England

   Item 2 (c)                     Citizenship

                                  Incorporated by reference to
                                  Item 4 of the cover page
                                  pertaining to each reporting
                                  person.

   Item 2 (d)                     Title  of  class  of  Securities


                                  Common  Stock

   Item 2 (e)                     Cusip  No.

                                  282330109

 Item    3                 (a)    Morgan Stanley Group Inc. is (e) an Investment
                                  Adviser registered
                                  under section 203 of the Investment Advisers
                                  Act of 1940.

                           (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers
                                  Act of 1940.

 Item    4                        Ownership


                                  Incorporated by reference to
                                  Items (5) - (9) and (11) of
                                  the cover page pertaining to
                                  each reporting person.

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CUSIP NO. 282330109                   13G                      PAGE 5 OF 8 PAGES
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     Item 5                Ownership of 5 Percent or Less of a Class


                           Inapplicable

     Item 6                Ownership of More than 5 Percent on Behalf of Another
                           Person


                           Accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           Inapplicable

     Item 8                Identification and Classification of Members of the
                           Group

                           Inapplicable

     Item 9                Notice  of  Dissolution  of  Group

                           Inapplicable

    Item 10                Certification

                           By signing below I certify that, to the
                           best of my knowledge and belief, the
                           securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP NO.  282330109                13G                        PAGE 6 OF 8 PAGES
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
                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Date :               February  13, 1997

      Signature :
                           -----------------------------------------------------------------------------

      Name / Title :       Peter  A.  Nadosy  /Director Morgan Stanley Asset Management Limited

                           -----------------------------------------------------------------------------
                           MORGAN  STANLEY  ASSET  MANAGEMENT  LIMITED

      Date :               February  13,  1997

      Signature :
                           -----------------------------------------------------------------------------

      Name / Title :       Edward  J.  Johnsen  /  Vice President  Morgan  Stanley  &  Co.  Incorporated
                           -----------------------------------------------------------------------------
                           MORGAN  STANLEY  GROUP  INC.


                                      INDEX TO EXHIBITS                                     PAGE
                                      -----------------                                     ----
      EXHIBIT 1            Agreement to Make a Joint Filing                                   7
      ---------


      EXHIBIT 2            Secretary's Certificate Authorizing Edward J. Johnsen              8
      ---------            to Sign on behalf of Morgan Stanley Group Inc.